Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Blue Sphere Corp. Registration Statement on Form S-1 of our report, dated December 27, 2010, on the financial statements of Blue Sphere Corp. as of September 31, 2010 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended and period from inception to September 31, 2010. Our report dated December 27, 2010, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

December 8, 2011